[PRICEWATERHOUSECOOPERS LOGO & LETTERHEAD]
August 9, 2005
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We have read the statements made by TFM, S.A. de C.V. (TFM) and Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. (Grupo TFM), which we understand were filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of each of TFM’s and Grupo TFM’s Form 8-K report dated July 26, 2005. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,
/s/ PricewaterhouseCoopers
PricewaterhouseCoopers, S.C.